Exhibit 10.23

SERVICE AGREEMENT

This Contract for Services is made effective as of September 01, 2023, by and between Alder Technology, LLC a Georgia limited liability company of 3600 Dallas Hwy #230-350, Marietta, Georgia 30064 (the “Recipient”), and The Cloud Minders, a Delaware limited liability company of 185 Faro Court, Unit 2, Shepherdsville, KY, 40165 (the “Provider”).

1.	DESCRIPTION OF SERVICES. Beginning on September 01, 2023, The Cloud Minders will provide to Alder Technology, LLC the following services (collectively, the “Services”):

Provider will receive, install, set up, and manage GPUs, and ancillary equipment (as described below). Provider will set up equipment with Provider’s custom software to facilitate access to the marketplace for generating revenue through the sale of the processing power to perform Artificial Intelligence and related services to the general market. Such marketplace sales of processing power will be managed by the Provider.

Description of Equipment (the “Equipment”)

Item	Description	Unit Cost	Units Needed	Total GPUs	Subtotal
8x V100	8x V100 server	$4,692	4	32	$18,768
8x A4000	8x A4000 server	$5,092	10	80	$50,920
8x ADA4000	8x ADA4000 server	$10,292	10	80	$102,920
Server Chassis	AsRock 3U8G+ 30A 240V - Derated to	$1,200	24	192	$28,800
240v Circuits	5.7kW	$1,250	22		$27,500
SFP Switch		$400	4		$1,600
SFP Router		$1,300	2		$2,600
PDUs		$375	22		$8,250
Provider Contribution					($1,358)
Total					$240,000

Service Provider will cause the following portion of the Profits generated by the Equipment to be paid to the Recipient.

1.	Month 1: No payment (due to lead times/setup/onboarding).

2.	Months 2-18: Fixed payments of $14,000/month.

3.	Months 19-36: Fixed payments to recipient of $11,100/month.

4.	Month 37 thru the full lifespan of the Equipment: 25% of Net Profits generated by the Equipment

2.	PAYMENT. Payment shall be made to Provider in the total amount of $240,000.00 upon execution of this Contract.

Payment shall be for the purchase of the Equipment and shall remain the property of the Recipient at all times.

In addition to any other right or remedy provided by law, if Alder Technology, LLC fails to pay for the Services when due, The Cloud Minders has the option to treat such failure to pay as a material breach of this Contract, and may cancel this Contract and/or seek legal remedies.

3.	TERM. The end of the useful life of the Equipment, when the Equipment can no longer generate sufficient revenue to produce a profit (the “Useful Life”).

4.

WORK PRODUCT OWNERSHIP. Any copyrightable works, ideas, discoveries, inventions, patents, products, or other information (collectively the “Work Product”) developed in whole or in part by Provider in connection with the Services will be the exclusive property of Provider. Upon request, Recipient will execute all documents necessary to confirm or perfect the exclusive ownership of Provider to the Work Product.

5.

CONFIDENTIALITY. Provider, and its employees, agents, or representatives will not at any time or in any manner, either directly or indirectly, use for the personal benefit of Provider, or divulge, disclose, or communicate in any manner, any information that is proprietary to Recipient. Provider and its employees, agents, and representatives will protect such information and treat it as strictly confidential. This provision will continue to be effective after the termination of this Contract. Any oral or written waiver by Recipient of these confidentiality obligations which allows Provider to disclose Recipient’s confidential information to a third party will be limited to a single occurrence tied to the specific information disclosed to the specific third party, and the confidentiality clause will continue to be in effect for all other occurrences.

Upon termination of this Contract, Provider will return to Recipient all records, notes, documentation and other items that were used, created, or controlled by Provider during the term of this Contract.

6.

INDEMNIFICATION. Provider agrees to indemnify and hold Recipient harmless from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against Recipient that result from the acts or omissions of Provider and/or Provider’s employees, agents, or representatives.

7.

WARRANTY. Provider shall provide its services and meet its obligations under this Contract in a timely and workmanlike manner, using knowledge and recommendations for performing the services which meet generally acceptable standards in Provider’s community and region, and will provide a standard of care equal to, or superior to, care used by service providers similar to Provider on similar projects.

8.	DEFAULT. The occurrence of any of the following shall constitute a material default under this Contract:

a.	The failure to make a required payment when due.

b.	The insolvency or bankruptcy of either party.

c.	The subjection of any of either party’s property to any levy, seizure, general assignment for the benefit of creditors, application or sale for or by any creditor or government agency.

d.	The failure to make available or deliver the Services in the time and manner provided for in this Contract.

9.

ATTORNEYS’ FEES AND COLLECTION COSTS. If there is dispute relating to any provisions in this Contract, the prevailing party is entitled to, and the non-prevailing party shall pay, the costs and expenses incurred by the prevailing party in the dispute, including but not limited to all out-of-pocket costs of collection, court costs, and reasonable attorney fees and expenses.

10.

REMEDIES. In addition to any and all other rights a party may have available according to law, if a party defaults by failing to substantially perform any provision, term or condition of this Contract (including without limitation the failure to make a monetary payment when due), the other party may terminate the Contract by providing written notice to the defaulting party. This notice shall describe with sufficient detail the nature of the default. The party receiving such notice shall have 30 days from the effective date of such notice to cure the default(s). Unless waived in writing by a party providing notice, the failure to cure the default(s) within such time period shall result in the automatic termination of this Contract.

11.

FORCE MAJEURE. If performance of this Contract or any obligation under this Contract is prevented, restricted, or interfered with by causes beyond either party’s reasonable control (“Force Majeure”), and if the party unable to carry out its obligations gives the other party prompt written notice of such event, then the obligations of the party invoking this provision shall be suspended to the extent necessary by such event. The term Force Majeure shall include, without limitation, acts of God, plague, epidemic, pandemic, outbreaks of infectious disease or any other public health crisis, including quarantine or other employee restrictions, fire, explosion, vandalism, storm or other similar occurrence, orders or acts of military or civil authority, or by national emergencies, insurrections, riots, or wars, or strikes, lock-outs, work stoppages or other labor disputes, or supplier failures. The excused party shall use reasonable efforts under the circumstances to avoid or remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such causes are removed or ceased. An act or omission shall be deemed within the reasonable control of a party if committed, omitted, or caused by such party, or its employees, officers, agents, or affiliates.

12.

DISPUTE RESOLUTION. The parties will attempt to resolve any dispute arising out of or relating to this Agreement through friendly negotiations amongst the parties. If the matter is not resolved by negotiation within 30 days, the parties will resolve the dispute using the below Alternative Dispute Resolution (ADR) procedure.

Any controversies or disputes arising out of or relating to this Agreement will be resolved by binding arbitration under the rules of the American Arbitration Association. The arbitrator’s award will be final, and judgment may be entered upon it by any court having proper jurisdiction.

13.

ENTIRE AGREEMENT. This Contract contains the entire agreement of the parties, and there are no other promises or conditions in any other agreement whether oral or written concerning the subject matter of this Contract. This Contract supersedes any prior written or oral agreements between the parties.

14.

SEVERABILITY. If any provision of this Contract will be held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Contract is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited.

15.	AMENDMENT. This Contract may be modified or amended in writing by mutual agreement between the parties, if the writing is signed by the party obligated under the amendment.

16.	GOVERNING LAW. This Contract shall be construed in accordance with the laws of the State of Georgia.

17.

NOTICE. Any notice or communication required or permitted under this Contract shall be sufficiently given if delivered in person or by certified mail, return receipt requested, to the address set forth in the opening paragraph or to such other address as one party may have furnished to the other in writing.

18.

WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Contract shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Contract.

19.

ATTORNEY’S FEES TO PREVAILING PARTY. In any action arising hereunder or any separate action pertaining to the validity of this Agreement, the prevailing party shall be awarded reasonable attorney’s fees and costs, both in the trial court and on appeal.

20.	CONSTRUCTION AND INTERPRETATION. The rule requiring construction or interpretation against the drafter is waived. The document shall be deemed as if it were drafted by both parties in a mutual effort.

21.	ASSIGNMENT. Neither party may assign or transfer this Contract without the prior written consent of the non-assigning party, which approval shall not be unreasonably withheld.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Service Recipient:

Alder Technology, LLC

By:	/s/ Brad Noonan	Date:	8/30/2023
Brad Noonan

Service Provider:

The Cloud Minders, LLC

By:	/s/ Ian Gerard	Date:	8/30/2023
Ian Gerard

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